Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Oxford Industries, Inc.:

(1)	Registration Statements (Form S-8 Nos. 333-121538 and 333-161902) pertaining to the Oxford Industries, Inc. Long-Term Stock Incentive Plan,

(2)	Registration Statements (Form S-8 Nos. 333-121535 and 333-161904) pertaining to the Oxford Industries, Inc. Employee Stock Purchase Plan, and

(3)	Registration Statement (Form S-8 No. 333-130010) pertaining to the Oxford Industries, Inc. Deferred Compensation Plan;
of our reports dated March 31, 2014, with respect to the consolidated financial statements and schedule of Oxford Industries, Inc., and the effectiveness of internal control over financial reporting of Oxford Industries, Inc., included in this Annual Report (Form 10-K) of Oxford Industries, Inc. for the year ended February 1, 2014.

/s/ Ernst & Young LLP
Atlanta, Georgia March 31, 2014